UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2022 (December 29, 2021)

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

CytoDyn Inc., a Delaware corporation (the “Company”), is providing this disclosure under Item 3.02 because, as of December 29, 2021, its unregistered sales of equity securities, in the aggregate, exceeded 1% of the shares of its common stock, par value $0.001 per share (the “Common Stock”), outstanding as of November 23, 2021, the date of its last report under Item 3.02.

Exchange of Convertible Promissory Note for Shares of Common Stock

On December 7, 2021, the Company and the holder of its secured convertible promissory note issued April 2, 2021 (the “April 2 Note”), in partial satisfaction of the December required debt reduction amount, entered into an exchange agreement pursuant to which the April 2 Note was partitioned into a new note (the “December 7 Partitioned Note”) with a principal amount of $2.0 million. The outstanding balance of the April 2 Note was reduced by the December 7 Partitioned Note. The Company and the investor exchanged the December 7 Partitioned Note for approximately 2.4 million shares of common stock.

On December 29, 2021, the Company and the holder of the April 2 Note, in partial satisfaction of the December required debt reduction amount, entered into an exchange agreement pursuant to which the April 2 Note was partitioned into a new note (the “December 29 Partitioned Note”) with a principal amount of $2.0 million. The outstanding balance of the April 2 Note was reduced by the December 29 Partitioned Note. The Company and the investor exchanged the December 29 Partitioned Note for approximately 2.4 million shares of common stock.

The Company relied on the exemption from registration afforded by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”) for the exchange transactions described above.

Private Placement of Common Stock and Warrants through Placement Agent

On November 24, 2021, the Company issued in a private placement to accredited investors an aggregate of approximately 3.0 million shares of common stock, together with warrants to purchase an aggregate of approximately 0.9 million shares of common stock at an exercise price of $1.00 per share. On November 30, 2021, the Company issued additional securities in the private placement to accredited investors totaling approximately 0.3 million shares of common stock, together with warrants to purchase approximately 0.1 million shares of common stock, also at an exercise price of $1.00 per share. The securities were issued at a combined purchase price of $1.00 per fixed combination of one share of common stock and three-tenths of one warrant to purchase one share of common stock, for aggregate gross proceeds to the Company of approximately $3.2 million. The warrants have a five-year term and are immediately exercisable. Copies of the forms of warrant and subscription agreement used in the private placement were filed as Exhibits 4.1 and 10.1, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 2021.

The representations, warranties and covenants contained in the subscription agreements were made solely for the benefit of the parties to the subscription agreements. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the subscription agreements and not as statements of fact and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the

Company. Stockholders should not rely on the representations, warranties and covenants in the form of subscription agreement as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates as of the date of execution of an agreement with an investor or any previous or subsequent date.

As a fee to the placement agent, the Company agreed to pay a cash fee equal to 12% of the gross proceeds received from qualified investors in the offering, as well as a one-time non-accountable expense fee of $50,000 in the aggregate for all closings in the offering. The Company also agreed to grant the placement agent or its designees warrants with an exercise price of $1.00 per share and a 10-year term to purchase 12% of the total number of shares of common stock sold to qualified investors in the offering. On January 3, 2022, the Company issued warrants covering a total of approximately 1.4 million shares of common stock to the placement agent in full satisfaction of its obligations under the placement agent agreement through November 30, 2021.

The Company relied on the exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act in connection with the foregoing transactions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: January 5, 2022	By	/s/ Antonio Migliarese
Antonio Migliarese
Chief Financial Officer